                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

      DOBSON COMMUNICATIONS CORPORATION AND AMERICAN CELLULAR CORPORATION
         ANNOUNCE PLAN TO RESTRUCTURE INDEBTEDNESS OF AMERICAN CELLULAR

OKLAHOMA CITY, July 14, 2003 (PRIMEZONE) -- Dobson Communications Corporation (Nasdaq:DCEL) and American Cellular Corporation, in which Dobson holds a 50% indirect interest, today jointly announced that they are pursuing a plan to restructure American Cellular's $1.6 billion of indebtedness, including the full repayment of American Cellular's bank credit facility. Holders in excess of two-thirds in principal amount of American Cellular's outstanding 9-1/2% senior subordinated notes ("Notes") have signed agreements to support this restructuring.

The restructuring plan will be effected either through a voluntary exchange of the Notes, with a minimum tender requirement of 99.5 percent, or, alternatively, if the voluntary exchange is not completed, through a pre-packaged bankruptcy plan for American Cellular. The pre-packaged bankruptcy plan, if implemented, would apply only to American Cellular and its subsidiaries, and would not involve Dobson Communications.

If all the Notes are exchanged, holders of the outstanding $700 million aggregate principal amount of American Cellular's 9-1/2% senior subordinated notes would receive an aggregate recovery consisting of:

o    $50 million in cash;

o    45,054,800 shares of Dobson Communications Class A common stock; and

o 700,000 shares of a new series of Dobson Communications convertible preferred stock with the following principal terms: (i) an aggregate liquidation preference of $125 million; (ii) initially convertible at an $8.75 conversion price into 14,285,714 shares of Dobson's Class A common stock; (iii) a 6% cash dividend or, at the option of Dobson Communications, a 7% dividend payable in additional shares of convertible preferred stock; and (iv) mandatorily redeemable in 13 years.

Pursuant to the agreement, Dobson Communications will capitalize a recently formed, wholly owned, indirect subsidiary with $50 million, and the subsidiary will seek to raise approximately $900 million through new senior notes. The new senior notes will be non-recourse to Dobson Communications. To complete the restructuring, the recently formed Dobson subsidiary would merge with American Cellular, and the subsidiary's available cash, including the net proceeds from the issue of new senior notes, would be used to fully repay American Cellular's existing bank credit facility. Upon completion of the restructuring, American Cellular would become a wholly owned consolidated subsidiary of Dobson Communications.

The proposed plan is also subject to the ability of the Dobson Communications subsidiary to raise $900 million from the issuance of new senior notes on terms satisfactory to Dobson Communications; to approval of a pre-packaged bankruptcy plan, if necessary; and to other customary closing conditions.

Neither the new senior notes, nor the common and preferred shares to be issued by Dobson, nor any equity securities that may be issued by American Cellular will be registered under the Securities Act of 1933. Any new senior notes, any

Dobson common and preferred shares, and any equity securities of American Cellular that are issued as part of a voluntary exchange transaction, and not as part of the pre-packaged bankruptcy plan, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The new senior notes will be offered and sold only to qualified institutions or to non-U.S. persons in transactions that are exempt from the registration requirements of the Securities Act.

No assurance can be given that a final plan for the restructuring of American Cellular's debt will be consummated, or, if consummated, what the final terms may be. This announcement does not constitute an offer to sell, or the solicitation of an offer to purchase, any securities.

Chanin Capital Partners, LLC is the financial advisor to a special committee of the holders of American Cellular's 9-1/2% senior subordinated notes. Holders of these Notes may contact Mr. Ernie Sibal at Chanin Capital Partners, LLC, (310) 445-4010, Extension 286, for more information regarding the plan for restructuring.

On June 17, 2003, Dobson exchanged its two remaining wireless properties in California for two AT&T Wireless (NYSE:AWE) properties in Alaska. AT&T Wireless also transferred to Dobson all of the Dobson Series AA preferred stock that AT&T Wireless owned. Dobson reclassified its financial statement as of and for the years ended December 31, 2002, 2001 and 2000 to reflect the discontinued operations of its California properties. These unaudited reclassified financial statements, as well as certain pro forma financial information not previously disclosed to the public, are attached as exhibits to Dobson's and American Cellular's filing on Form 8-K that were filed on the date of this press release and posted on the Company's web site at www.dobson.net. KPMG LLP, Dobson's independent auditor, is presently auditing these reclassified financial statements. No assurances can be given that the audit will not result in further adjustments to these reclassified financial statements.

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns or manages wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company's plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, the completion of the transactions involved in the American Cellular restructuring. A more extensive discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:  Dobson Communications
          Richard Sewell, Treasurer
          (405) 529-8674

          J. Warren Henry, Vice President, Investor Relations
          (405) 529-8820